UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 3, 2008
JDA Software Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27876 (Commission File Number)	86-0787377 (IRS Employer Identification No.)

14400 North 87th Street Scottsdale, Arizona (Address of principal executive offices)	85260-3649 (Zip Code)
(480) 308-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of A Material Definitive Agreement.
     On August 10, 2008, JDA Software Group, Inc., a Delaware corporation (“JDA”), Iceberg Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of JDA (“Merger Sub”), and i2 Technologies, Inc., a Delaware corporation (“i2”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). A copy of the Merger Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on August 10, 2008. The description of the Merger Agreement in the August 10, 2008 Current Report and the copy of the Merger Agreement attached thereto are each incorporated by reference in this Current Report. Pursuant to the Merger Agreement, Merger Sub would have merged with and into i2 with i2 surviving as a wholly-owned subsidiary of JDA. Stockholders of i2 would have been entitled to received cash from JDA (the “Merger”).
     On November 4, 2008, JDA requested that i2 adjourn its stockholder meeting scheduled for November 6, 2008 to approve the Merger Agreement in order for JDA and i2 to negotiate a reduced purchase price given that the available credit terms to JDA would result in unacceptable risks and costs to the combined company. On November 6, 2008, JDA delivered to i2 a written offer for a reduced purchase price for the i2 common stock, and i2 announced in a press release that “i2 received a written proposal from JDA to amend the common share consideration in the merger agreement significantly below $14.86 per share. The i2 board of directors has reviewed JDA’s proposal and concluded that it is not in the best interest of i2’s stockholders to pursue it.” The i2 stockholders voted in favor of the Merger Agreement on that day.
     On November 26, 2008, JDA’s Commitment Letter with Suisse, Credit Suisse Securities (USA) LLC, Wachovia Bank, National Association and Wachovia Capital Markets, LLC to provide, subject to customary conditions, JDA with financing for the Merger, expired by its terms. The Commitment Letter was filed as Exhibit 10.2 to the JDA Current Report on Form 8-K with the SEC on August 10, 2008 and incorporated herein by reference.
     i2 sent a notice to JDA on December 3, 2008 terminating the Merger Agreement pursuant to terms of the Merger Agreement. The Voting Agreements entered into concurrently with the execution of the Merger Agreement, between JDA and certain directors, executive officers of i2 and with a significant stockholder of i2, automatically were no longer in effect when the Merger Agreement terminated. The forms of Voting Agreements were filed as Exhibits 10.4 and 10.5 to the JDA Current Report on Form 8-K with the SEC on August 10, 2008 and are incorporated herein by reference.
     On December 4, 2008, i2 issued a Current Report on Form 8-K stating that “i2’s board of directors did not believe the merger or an acceptable alternative transaction with JDA could be finalized” and issued a press release announcing the termination of the Merger Agreement.
     On December 8, 2008, JDA paid i2 a termination fee of $20 million in accordance with the provisions of the Merger Agreement as the sole and exclusive remedy of i2 and its affiliates against JDA and its affiliates.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2008	JDA Software Group, Inc.
	By:	/s/ Kristen L. Magnuson
Kristen L. Magnuson
Executive Vice President and Chief Financial Officer